Exhibit 99.1

December 12, 2016

A. O. Smith names Dr. Ilham Kadri to board of directors

Milwaukee, Wis.—A. O. Smith Corporation (NYSE: AOS) has named Dr. Ilham Kadri to its Board of Directors.

Dr. Kadri is a senior vice president at Sealed Air Corporation (NYSE: SEE) and president of the company’s Diversey Care Division. Diversey Care is a global leader in hygiene and health solutions, food safety and security, and infection prevention.

In her 20 years of experience, Dr. Kadri has held a variety of global roles in business leadership, strategic planning, sales, marketing, product management, mergers and acquisitions, and R&D, in public and private companies such as Shell-Basell, UCB-Cytec, Huntsman, and Rohm Haas-Dow.

Dr. Kadri joined Sealed Air in January 2013, coming from Dow Chemical, where she held executive leadership roles in the Europe, Middle East and Africa regions. She is a chemical engineer and has a master’s degree in physics and chemistry and a doctorate in reactive extrusion from the University of Strasbourg, France.

Under her leadership, Diversey Care has delivered groundbreaking innovations that deliver more productivity, less waste, more sustainable and reliable cleaning operations, to hotels, hospitals, retail stores, restaurants and facility management companies.

Sealed Air announced the intention to spin-off its Diversey Care Division into a separate publicly traded company and Dr. Kadri will become the chief executive officer of the standalone business.

“We look forward to adding Ilham’s international business perspective, her mergers and acquisitions experience, and her passion for sustainability and the water industry to enhance the vast array of expertise on the A. O. Smith board,” Ajita Rajendra, chairman and chief executive officer of A. O. Smith Corporation, said.

Dr. Kadri is committed to mentoring young women and promoting female leadership in the science, engineering and business fields. She is an Advisory Board member at Catalyst, the leading non-profit organization dedicated to diversity and inclusion. She is the founder and first Chairwoman of The ISSA Hygieia™ Network, with the mission to advance women at the bottom in the hygiene and cleaning sector. She has been recognized and awarded throughout her career for her commitment to mentoring young women and fighting female illiteracy.

“Ilham has lived in 13 locations around the world and brings a world of experience to our board, which is critical since A. O. Smith continues to expand globally,” Rajendra continued. “Her experience with developing women professionals will also augment our own recently launched Women’s Resource Network at A. O. Smith.”

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products. For more information visit www.aosmith.com.